SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)

April 1, 2003

RESOLUTION PERFORMANCE PRODUCTS LLC

(Exact name of registrant as specified in its charter)

Delaware	333-57170	76-0607613
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

RPP CAPITAL CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	333-57170-01	76-0660306
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1600 Smith Street, Suite 2400

Houston, Texas 77002

(Address of principal executive offices including Zip Code)

                (888) 949-2502

(Registrant’s telephone number, including area code)

                                         N.A.

(Former name or former address, if changed since last report)

Item 5.    Other Events.

On April 1, 2003, Resolution Performance Products LLC (the “Company”) announced its intention to offer, together with RPP Capital Corporation, its wholly-owned subsidiary (“RPP Capital”), up to $175 million aggregate principal amount of Senior Second Secured Notes Due 2010 (the “Notes”). The offering of the Notes will not be registered under the Securities Act of 1933, as amended, and the Notes may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements. The net proceeds from the offering of the Notes are intended to be used to repay borrowings under the Credit Agreement among the Company, RPP Capital, Resolution Performance Products Inc. (“RPP Inc.”), Resolution Europe B.V. (“Resolution Europe” and, together with the Company, RPP Capital and RPP Inc., the “Borrowers”) and the various lenders party thereto, dated as of November 14, 2000 (as amended by the First Amendment thereto, dated as of November 5, 2001, the Second Amendment thereto, dated as of June 25, 2002, the Third Amendment thereto, dated as of December 2, 2002, and the Fourth Amendment thereto, dated as of April 1, 2003, the “Credit Agreement”) and for general corporate purposes, including working capital.

On April 1, 2003, the Company and the other Borrowers executed the Fourth Amendment to the Credit Agreement (the “Credit Agreement Amendment”). The Credit Agreement Amendment, among other things, (a) permits the Borrowers to issue the Notes so long as they use the net proceeds from the offering of the Notes to prepay the term loans outstanding under the Credit Agreement, (b) will amend the financial covenants by eliminating the consolidated interest coverage ratio covenant and the adjusted total leverage ratio covenant and adding an adjusted bank leverage ratio covenant, and (c) will reduce the size of the revolving credit facility from $100 million to $75 million. As of December 31, 2002, the Company was in compliance with each of the financial covenants under the Credit Agreement, without giving effect to the Credit Agreement Amendment.

These events are the subject of the press release issued by the Company on April 1, 2003, a copy of which is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 7.    Financial Statements, Pro Forma Financial Information and Exhibits.

(a)	Financial Statements: Not applicable

(b)	Pro Forma Financial Information: Not applicable

(c)	Exhibits

Exhibit No.	Document
99.1	Press Release dated April 1, 2003

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Item  9.    Regulation FD Disclosure.

In connection with the offering of the Notes described in Item 5 of this report, the Company anticipates disclosing to prospective purchasers of the Notes the information set forth below, which is included herein for informational purposes and should not be deemed filed under the Securities Exchange Act of 1934, as amended.

While the global economy is in a low growth mode or regional recessions, the Company expects its raw materials costs to continue to increase with only modest increases in demand coupled with opportunistic price increases in 2003. Based on preliminary internal forecasts, management expects that the Company’s revenues for the first quarter of 2003 will be approximately $200 million and the Company’s income (loss) before income taxes, interest expense and depreciation and amortization (“EBITDA”) for the first quarter of 2003 will be in the range of $12 million to $14 million. This anticipated level of EBITDA, which is an improvement from the fourth quarter of 2002, is a result of improved volumes, fixed costs reductions and selling price increases that more than offset the increase in the Company’s average raw materials during the first quarter of 2003. Once a global recovery takes hold, volumes are expected to rebound along with a reduction in average raw material prices, which have been increasing from political instability in the Middle East, including the current conflict in Iraq, and elsewhere. There can be no assurances that (a) the global recovery will occur during 2003, (b) the Company will be able to realize margins it has historically achieved as feedstock costs decline, (c) the Company’s feedstock costs will not rise faster than its product prices and reduce the Company’s margins or (d) that management’s preliminary internal forecast for the first quarter 2003 results will prove to be correct.

Management is unable at this time to forecast its net income (loss) for the first quarter of 2003 and is unable to provide reconciling information of the differences between EBITDA and net income (loss) at this time without an unreasonable effort.

In 2003, the Company made a mandatory principal payment under the Credit Agreement of $6 million because of annual excess cash flow (as defined in the Credit Agreement).

Certain statements in this report may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, without limitation, the Company’s intention to repay borrowings under the Credit Agreement and the Company’s outlook for the near term in 2003. These statements are based on the Company’s current expectations and involve risks and uncertainties that could cause the Company’s actual results to differ materially from those set forth in the statements. The Company can give no assurance that such expectations will prove to be correct. Factors that could cause the Company’s results to differ materially from current expectations include: general economic and business conditions, industry trends, raw material costs and availability, changes in demand for its products, actions of its competitors and the additional factors and risks contained in the Company’s registration statement on Form S-4 declared effective on February 14, 2003 and Form 10-K for the year ended December 31, 2002. In addition, difficulties or delays in consummating the sale of the Notes, the proceeds of which will be used to repay borrowings under the Credit Agreement, as well as other difficulties in effecting such repayment of borrowings or amending the Credit Agreement, could cause the Company’s results to differ materially from current expectations.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RESOLUTION PERFORMANCE PRODUCTS LLC (Registrant)

Dated: April 1, 2003	By:	/s/ J. TRAVIS SPOEDE
	Title:	Executive Vice President and Chief Financial Office

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RPP CAPITAL CORPORATION (Registrant)

Dated: April 1, 2003	By:	/s/ J. TRAVIS SPOEDE
	Title:	Executive Vice President and Chief Financial Office

EXHIBIT INDEX

Exhibit Number	Description of Exhibits
99.1	Press Release dated April 1, 2003.